                                                                    EXHIBIT 23.1

                    CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors
Pain Therapeutics, Inc.:


We consent to the incorporation by reference in the registration statement on Form S-8 of Pain Therapeutics, Inc. (a development stage enterprise) of our report dated March 2, 2001, relating to the balance sheets of Pain Therapeutics, Inc. as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the period from May 4, 1998 (inception) through December 31, 1998, for the years ended December 31, 1999 and 2000, and for the period from May 4, 1998 (inception) through December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Pain Therapeutics, Inc.

                                                KPMG LLP


San Francisco, California
August 21, 2001